Exhibit 99.2

ASHFORD HOSPITALITY TRUST, INC.
First Quarter 2005 Conference Call
May 5, 2005; 10:00 a.m., C.D.T.

Introductory Comments – Tripp Sullivan

Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter of 2005. On the call this morning will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.

As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

I will now turn the call over to Monty Bennett. Please go ahead, Monty.

Introduction – Monty Bennett

Good morning. Ashford Hospitality Trust is a self-advised Real Estate Investment Trust focused exclusively on the hospitality industry across all levels of the capital structure including first mortgages, mezzanine loans, direct hotel investments, and sale-leaseback transactions. Ashford purposefully seeks and has achieved diversification by geography, service segment, brand, manager, and capital structure position. Ashford’s key financial statistics: FFO, CAD, and AFFO all continue to increase. For the first quarter, Ashford’s Cash Available for Distribution reached 17 cents per share, a 55% improvement over the street’s consensus estimate of 11 cents per share.

As a private company, Ashford’s management team capitalized on industry swings with well-respected private investors such as Fisher Brothers, the Gordon Getty Trust, George Soros, and Goldman Sach’s Whitehall fund. We went public in August of 2003 to raise capital because of what we believed would be another strong upsurge in the fundamentals of the industry. We are proud to have many of these respected investors participating in this public platform.

The surge in industry fundamentals has been even stronger than what we hoped for. According to Smith Travel Research, through February of this year, on a Trailing Twelve Month basis, industry-wide demand is up 4.5% while net new supply is up only .8%. This favorable imbalance, coupled with average daily rate growth of 4.3% has yielded an industry-wide Revenue Per Available Room growth rate of a staggering 8.1%, one of the highest increases on record. With the high degree of operating leverage inherent in the industry, profits are expected to soon surpass the record levels set in 2000. Interestingly, despite the tremendous upsurge in RevPar and profitability, industry-wide occupancy is still below the 1991 recession levels, indicating a good level of growth before it moderates. PKF, one of the industry’s most respected consulting practices, predicts RevPar growth continuing to be 8% throughout this year.

RevPar for our hotels not under renovation was up 12.5% for the quarter year over year and hotel level operating profit for hotels not under renovation increased by 280 basis points on a pro forma basis for the quarter. While this is strong growth, we still do not believe our properties have fully reflected the positive benefit from the completed renovations and changes in management.

We have closed a total of $890 million investments to date with another $465 million under contract. Having just completed a $250 million portfolio of full-service assets one quarter and announcing $465 million of select service and extended stay assets the next, I couldn’t imagine another REIT today being able to demonstrate that kind of diversification and commitment to an investment strategy. Further, we have already sold 3 of the 8 non-core assets in the $250 million portfolio and we continue to be opportunistic in shedding non-strategic assets.

We declared a common stock dividend of 16 cents in the first quarter. Based upon our closing price last night of $10.25, this equates to a 6.2% annualized yield. We have increased the dividend each quarter since the first quarter of 2003. Our original and continued expectation for 2005 is that we would like to raise our dividend to as much as 18 cents per share by the end of the year.

I will now turn the call over to our Chief Financial Officer, David Kimichik.

Financial Review – David Kimichik

Good Morning. For the first quarter we reported FFO of $4,584,000 or 11 cents per share; and EBITDA of $10,500,000. Included in these results is a non-recurring expense of $2,257,000, or 5 cents per share, for a debt defeasance charge associated with the non-core, or held for-sale assets, acquired on March 16, 2005, as part of the $250 million purchase. This charge occurred upon the payoff of the securitized debt to facilitate the sale of these assets. Adding this one-time charge back for FFO produces a first quarter Adjusted FFO of 16 cents per share.

As of March 31, 2005, the Company had total assets of $879 million including $66 million of cash. This is up from total assets of $596 million at the end of the fourth quarter 2004. The increase in assets is the result of the $250 million portfolio acquisition, the Santa Fe Hilton acquisition and the origination of the mezzanine loan on the Viceroy Hotel in Santa Monica.

At the end of the quarter we owned 55 direct hotel investments. Of these assets 8 are held for sale and classified as discontinued operations. Three of the 8 assets have already been sold, 3 additional assets are under contract to be sold before the end of June and the two remaining assets are under contract to be sold prior to the end of the year following the expiration of a lockout on prepayment on the related debt. All 8 assets will be sold at prices above the Company’s internal proforma projections, however the Company will record the acquisition of these assets at the ultimate sales price and therefore will not report any gain or loss on sale.

As of March 31, 2005, we had $427 million of mortgage debt, leaving net debt to total enterprise value at 44% at the end of the quarter. Our blended annual interest cost is approximately 5.62%. Fixed rate debt accounts for 58% of our total mortgage debt. $105 million of our $180 million of floating debt contains an interest rate cap and $29 million of our floating debt is naturally hedged by virtue of being secured by a portion of our floating rate mezzanine loan portfolio. We are pleased to report that 90% of our current debt is either fixed, capped, or hedged.

On April 27, 2005, we announced the agreement for the $465 million acquisition of 30 hotels from CNL Hotels & Resorts, Inc. In connection with this transaction we also announced a commitment for 10 year fixed rate financing from Merrill Lynch Mortgage Lending, Inc. at an interest rate of 5.32%. The Company has the capacity to fully fund this transaction via the agreements in place with Security Capital Preferred Growth Incorporated and Merrill Lynch together with current capacity on the credit facility and cash on hand.

Following the CNL transaction, the Company will have $807 million in mortgage debt on its balance sheet. At that time 76%, of the Company’s debt will be fixed rate and the blended interest cost will be 5.47%.

Following the CNL transaction, the Company will own 77 core hotels containing 12,679 rooms and the Company will have management agreements with 7 different companies.

The Company currently owns a position in 9 mezzanine and first mortgage loans with total principal outstanding of $90 million with an average yield of close to 13%.

For the first quarter the Company had excellent operating results from our 47 core hotels. Pro forma RevPAR for the core portfolio was up 8.9% during the first quarter as compared to first quarter 04 and for the hotels not under renovation, which is all but 12 hotels, the RevPAR was up 12.5%. The increase was attributable to increases in both occupancy and average rate.

Proforma hotel operating profit for the entire portfolio was up approximately $2.6 million for the quarter, or 16% when compared to first quarter ‘04. This was the result of both increases in revenue as well as enhanced flow-through as our operating margin increased by 171 basis points and for hotels not under renovation, margins increased 280 basis points.

Finally, for the first quarter the Company reported CAD of $6,938,000 or 17 cents per share and we announced and paid a dividend of 16 cents per share.

I’d now like to turn it over to Doug Kessler to discuss our ongoing investment plan.

Investment Highlights – Douglas Kessler

Thank you, David, and good morning.

Our investment pace has accelerated resulting in our highest level of activity since going public. We are clearly capitalizing on attractive investment opportunities, whether widely marketed or privately negotiated given our management team’s extensive industry and lending relationships. While this growth is sizable, we believe that the impressive yields on our recent investments are the more meaningful statistics.

We are definitely getting our fair share of attractive, accretive deals in today’s market. We do so by creatively and proactively pursuing deals that meet our investment objectives. The CNL transaction is a good example where we were able to secure a portfolio that offers attractive returns with measurable upside by aggressively structuring a bid together with locking in low-cost, long-term fixed rate debt. Once the CNL transaction closes, we will become the one of the larger hotel REITs and among the most active in capitalizing on the current market opportunities. We continue to source investments on both debt and equity deals and have an active pipeline.

Our investment activity during the quarter was dominated by the $250 million FGS portfolio of 21 hotels that we closed in March. In addition, we also completed the sale of the office building located adjacent to the Sheraton Bucks County for nearly $3 million, originated an $8 million loan on the Viceroy Santa Monica, and acquired the Hilton Santa Fe for $18.2 million.

Subsequent to the end of the quarter, we originated an $8 million loan on the Hyatt Regency Philadelphia at Penn’s Landing, completed the sale of three non-core hotels that David Kimichik described earlier and announced the agreement to acquire 30 select service and extended-stay hotels from CNL for $465 million in cash.

The CNL portfolio is our largest transaction since our IPO and perhaps our most strategic. Not only does it enhance our existing portfolio with significant diversification by segment and geography, but it also demonstrates our ability to obtain low cost financing to generate very high returns on invested capital for our shareholders. Without our financial flexibility and commitment to a diversified investment platform, this acquisition would not have been possible.

Our portfolio composition and returns will improve as a result of the CNL deal. Seventy-six percent (76%) of the hotels are Marriott, Hilton, Starwood and Hyatt branded. With the addition of these assets to the Company, 50% of the portfolio will be full service, and 50% will be select service and extended stay. Thirty-one percent (31%) will be upper-upscale, 54% upscale, and 15% mid-scale. Our direct hotels are diversified by geography, market location, and demand generators.

With an even greater concentration this quarter of our investments in direct hotels, debt investments will look comparatively smaller on a percentage basis than we had originally envisioned for our portfolio. That is not to say that we are focusing less on this segment of the capital structure than we were before. Far from it. Our pipeline of loan originations continues to be very active and very attractive. The two mezz loans we originated this year clearly demonstrate our ability to source well-underwritten assets with strong sponsorship. Debt investments will remain a strategic component of our investment platform. We believe offering this capability to potential borrowers complements our direct investments and will remain a competitive advantage for us.

To date, we have originated or purchased a total of $114 million in loans. As we mentioned earlier, the loan portfolio currently stands at $90 million with an average yield of close to 13%. The primary difference between our originated and current principal balance is related to the sale of the Hotel Teatro first mortgage and paydowns from the sale of certain Wyndham assets that secured a $25 million mezz loan we purchased in the first quarter of 2004. We continue to seek loan opportunities to replenish and exceed our prior levels. Our pricing remains competitive with the market and attractive to our shareholders. We were able to originate a loan recently with fixed interest rate steps starting at 14% and rising to 18% over time.

Year to date, we completed two follow-on offerings. The first raised $94.3 million in net proceeds with the sale of 10,350,000 shares and the second raised $51.4 million in net proceeds with the sale of 5,182,100 shares. Our debt and equity arrangements enable Ashford to access capital and match-fund concurrently with new investments.

I will now turn the call back to Monty for some concluding remarks on funding our investment pace in 2005.

Concluding Remarks – Monty Bennett

To date, we have readily accessed the equity capital markets in combination with the debt markets to fund our growth. After the closing of the CNL transaction in June, according to S.E.C. requirements, we will have to conduct lengthy 3.05 audits on all 30 CNL assets. Until these audits are complete, we cannot access our shelf registration.

Post CNL, we have approximately $150 million in dry powder, asuming we do not sell any assets other than the 8 non-core assets previously identified. We are currently culling through the CNL portfolio, developing strategic plans and options for each asset.

We continue to have properties that move in and out of major renovations. During the first quarter of this year, we had approximately 50% more rooms under renovation than the fourth quarter. Those hotels under renovation included the Sheraton Bucks County, eight select service hotels acquired from Dunn Hospitality last year, one of the select service hotels acquired from Sivica Hospitality last year and two of the core hotels in the FGS portfolio. All of these assets should remain under renovation in the second quarter as well. Of the 13 core hotels in the FGS portfolio, we are currently ascertaining the timing of the renovations involved. We expect to invest a total of $30 million in these 13 hotels between now and the second quarter of 2006. We will also invest approximately $18 million in renovations for the CNL portfolio in 2005 with an additional $16 million in 2006. Consistent with our previous discussions on this topic, the number of renovations underway and planned continues to create a bit of noise in our results, but I believe that we have demonstrated the value of this approach even if it makes quarter by quarter forecasts somewhat difficult. Accordingly, we continue to shy away from earnings guidance.

We still expect 2005 to be a year of ramping up FFO growth. The second and third quarters will show year-over-year improvement as our results reflect the addition of new acquisitions completed in the second half of 2004 and the $700 million plus of investments completed or announced thus far this year as well as the expected positive impact from completed renovations. We have already seen this quarter what kind of improvement we can expect to see from assets that have been renovated and are enjoying the benefits of several quarters of improved sales, marketing and expense controls. As we complete the 12 renovations currently underway and a number of others contemplated for the balance of the year, we would again expect to see another layer of growth added to our results.

That covers our prepared remarks. We will now answer any questions you may have.

Ending – Monty Bennett

Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our second quarter conference call.